Exhibit 99.1

DESTINATION MATERNITY TO CONTINUE SALE PROCESS THROUGH VOLUNTARY CHAPTER 11 FILING

Implements Path Forward to Enhance Profitability and Continue Its Ongoing Sale Process

Moorestown, NJ – October 21, 2019 - Destination Maternity Corporation (NASDAQ: DEST) (“Destination Maternity” or the “Company”), the premier national retailer for maternity apparel and accessories, today announced that it and certain of its subsidiaries have filed voluntary petitions to restructure under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Company filed to facilitate and continue a marketing process begun in early September that has already yielded indications of interest from several credible bidders.

To help fund and protect its operations during the chapter 11 process, Destination Maternity obtained consent to use cash collateral from all of its prepetition secured lenders. The Company believes that this access to liquidity will be sufficient to pay suppliers and other business partners and vendors for authorized goods and services provided post-filing and during the chapter 11 process.

In connection with that agreement, the Company and its lenders agreed to several milestones related to the chapter 11 cases and marketing process, which call for, among other things, binding bids to be submitted by December 5, 2019, an auction to be held on December 9, 2019, and entry of an order by the Bankruptcy Court approving the sale by December 12, 2019. Parties interested in participating in the marketing process should contact the Company’s investment bank, Greenhill & Co., LLC (Neil Augustine, neil.augustine@greenhill.com, and Peter Johns, peter.johns@greenhill.com).

The Company also intends to use the court-supervised process to optimize the Company’s operations, including by right-sizing the Company’s brick-and-mortar store footprint. Destination Maternity is expected to continue to operate and serve its customers, vendors, and partners, and pay its employees in the ordinary course.

“This decision is a difficult, but necessary one,” said Lisa Gavales, Chair of the Office of the CEO of the Company. “In a challenging retail environment, we have had to make some very tough choices, but we are confident that the steps taken today provide an opportunity to continue a marketing process that provides the most efficient means of maximizing value to our stakeholders. Throughout this process we will be focused on developing the promising interest already shown by potential bidders, and maintaining operational momentum toward a stronger business.”

Throughout this process, Destination Maternity, A Pea in the Pod, and Motherhood stores will continue to deliver the high-quality products and services to which its customers are accustomed to both in stores and on-line. Destination Maternity is also filing customary first day motions that, once approved by the Bankruptcy Court, will allow the Company to smoothly transition its business into chapter 11.

Court filings and other documents related to the court-supervised process are available at https://cases.primeclerk.com/DestinationMaternity/ or by calling the Company’s claims agent, Prime Clerk LLC. We have also set up a special restructuring information line to field inquiries from all of our stakeholders in the days ahead. That number is (877) 430-6130 or, if you are calling from outside the U.S. or Canada, at (917) 962-8962.

Kirkland & Ellis LLP is acting as the Company’s legal counsel, Greenhill & Co., LLC is acting as investment banker and Berkeley Research Group, LLC (“BRG”) is serving as Destination Maternity’s restructuring advisor, while BRG’s Robert J. Duffy has been appointed as the Company’s Chief Restructuring Officer.

About Destination Maternity

Destination Maternity is the leading designer and omni-channel retailer of maternity apparel in the United States, with the only nationwide chain of maternity apparel specialty stores, as well as a deep and expansive assortment available through multiple online distribution points, including our three brand-specific websites. As of August 3, 2019, we operate 937 retail locations, including 446 stores in the United States, Canada and Puerto Rico, and 491 leased departments located within department stores and baby specialty stores throughout the United States and Canada. We also sell our merchandise on the Internet, primarily through our Motherhood.com, APeaInThePod.com and DestinationMaternity.com websites. We also sell our merchandise through our Canadian website, MotherhoodCanada.ca, through Amazon.com in the United States, and through websites of certain of our retail partners, including Macys.com. Our 446 stores operate under three retail nameplates: Motherhood Maternity(R), A Pea in the Pod(R) and Destination Maternity(R). We also operate 491 leased departments within leading retailers such as Macy’s(R), buybuy BABY(R) and Boscov’s(R). Generally, we are the exclusive maternity apparel provider in our leased department locations.

Forward-Looking Statements

The information in this press release includes “forward-looking statements.” All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, actions and developments.

These forward-looking statements relate, in part, to (i) the Company’s ability to obtain Court approval of the Plan or any other plan of reorganization, including the treatment of the claims of the Company’s lenders and trade creditors, among others; (ii) the Company’s ability to obtain approval with respect to motions in the chapter 11 cases and the Court’s rulings in the chapter 11 cases and the outcome of the chapter 11 cases in general; (iii) the length of time the Company will operate in chapter 11; (iv) risks associated with third-party motions in the chapter 11 cases, which may interfere with the Company’s ability to develop and consummate the Plan or other plan of reorganization; (v) the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations or business prospects; (vi) the ability to execute the Company’s business and restructuring plan; (vii) increased legal and advisor costs related to the chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process; and (viii) other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.